Exhibit 99.1

RailAmerica to Take Impairment Charge in the Third Quarter

Boca Raton, FL – September 30 – RailAmerica, Inc. (NYSE:RRA), announced today that it will take a pre-tax non-cash charge of approximately $12 million to $13 million, ($7 million to $9 million after-tax) in the third quarter of 2004 due to its decision to dispose of its E&N Railway in British Columbia, Canada.

RailAmerica purchased the 181 mile E&N Railway in 1999 from Canadian Pacific for $11 million. The Company is currently reviewing several alternatives for disposing of the railroad.

“We continually review the performance and capital needs of each of our 46 railroads,” said Charles Swinburn, Chief Executive Officer of RailAmerica. “The E&N Railway has been experiencing declining carloads over the past two years and is no longer viable. We are evaluating our options for dealing with the property, and expect to dispose of it during the first half of 2005.”

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 46 railroads operating approximately 9,000 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.